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                                                                                  EXHIBIT 12

                          NORTHWEST NATURAL GAS COMPANY

                Computation of Ratio of Earnings to Fixed Charges
                        January 1, 1992 - March 31, 1997

                                                                                     Twelve
                                                                                     Months
                                                                                      Ended
                                           Year Ended December 31,                  March 31,
                            -----------------------------------------------------
                               1992      1993       1994       1995       1996       1997
                            ----------------------------------------------------------------
Fixed Charges, as Defined:
     Interest on Long-
      Term Debt ..........   $ 23,001   $ 22,578   $ 21,921   $ 23,141   $ 23,176   $ 23,156
     Other Interest ......      3,223      1,906      2,473      2,252      3,448      3,850
     Amortization of Debt
      Discount and Expense        511        775        850        882        865        857
     Interest Portion of
        Rentals ..........      1,439      1,701      1,697      1,764      1,798      1,798
                             --------   --------   --------   --------   --------   --------
     Total Fixed Charges,
       as defined ........   $ 28,174   $ 26,960   $ 26,941   $ 28,039   $ 29,287   $ 29,661
                             ========   ========   ========   ========   ========   ========

Earnings,  as defined:

     Net Income ..........   $ 15,775   $ 37,647   $ 35,461   $ 38,065   $ 46,793   $ 48,190
     Taxes on Income .....      6,951     22,096     20,473     22,120     27,347     27,134
     Fixed Charges,

        as above .........     28,174     26,960     26,941     28,039     29,287     29,661
                             --------   --------   --------   --------   --------   --------
     Total Earnings,
        as defined .......   $ 50,900   $ 86,703   $ 82,875   $ 88,224   $103,427   $104,985
                             ========   ========   ========   ========   ========   ========

Ratio of Earnings to

 Fixed Charges ...........       1.81       3.22       3.08       3.15       3.53       3.54
                             ========   ========   ========   ========   ========   ========
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